Exhibit 99
Contact: Patrick de Maynadier, Vice President
and General Counsel
Company: Hillenbrand Industries, Inc.
Phone: 812-934-7670
Contact: Blair A. (Andy) Rieth, Jr., Vice
President, Investor Relations & Global Brand
Development
Company: Hillenbrand Industries, Inc.
Phone: 812-931-2199

U.S. DISTRICT COURT APPROVES DEFINITIVE SETTLEMENT
AGREEMENT BETWEEN SPARTANBURG REGIONAL HEALTHCARE SYSTEM AND HILLENBRAND INDUSTRIES, INC.

Batesville, IN, Wednesday, June 14, 2006 — Hillenbrand Industries, Inc. (NYSE-HB) and its Hill-Rom, Inc. and Hill-Rom Company, Inc. subsidiaries announced today that the United States District Court for the District of South Carolina granted final approval of the definitive settlement agreement entered into with Spartanburg Regional Healthcare System and its attorneys. The agreement ends the antitrust class action litigation brought by Spartanburg against Hillenbrand and Hill-Rom. All significant provisions of this agreement have been previously disclosed. The original cost of the settlement, $337.5 million, was reduced by almost $21.2 million to approximately $316.3 million. The reduction in the settlement amount reflects the portion attributable to customers who opted out of the settlement. The original settlement cost, along with estimates of certain legal and other costs to complete the settlement, was fully accrued by Hillenbrand in the fourth quarter of its 2005 fiscal year, which ended September 30, 2005.

The settlement is expected to resolve all of the plaintiffs’ claims and those of all class member U.S. and Canadian purchasers or renters of Hill-Rom products from 1990 through the date of the agreement. In March 2006, after receipt of preliminary approval of the settlement agreement, $50 million was paid into escrow. The company anticipates it will fund the balance due of approximately $266 million by mid August.

“We are pleased to have received final court approval for our previously announced settlement agreement. Today’s decision is a critical step toward finalizing this matter,” commented Peter H. Soderberg, Hillenbrand Industries and Hill-Rom President and Chief Executive Officer. “After funding the settlement, Hillenbrand will continue to have a solid financial position to enable the execution of its strategic initiatives. As we have said before, we believe the claims in this case are without merit, but we also believe it is in our company’s and customers’ best interests to put this matter behind us. The nearly 10,000 associates of Hillenbrand Industries worldwide will continue to strive everyday to be the people with whom customers want to do business.”

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by William A. Hillenbrand and in 2005 grew to over $1.27 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs more than 6,200 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under Mr. Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,400 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005 and under the same heading in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, when filed. The Company assumes no obligation to update or revise any forward-looking statements.

CONTACTS:

Patrick de Maynadier, Vice President and General Counsel, 812-934-7670

Andy Rieth, Vice President Investor Relations & Global Brand Development, 812-931-2199

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